QuickLinks -- Click here to rapidly navigate through this document

As Filed with the Securities and Exchange Commission on July 29, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

PETROHAWK ENERGY CORPORATION
(formerly known as BETA OIL & GAS, INC.)
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	86-0876964 (I.R.S. Employer Identification No.)
1100 Louisiana, Suite 4400, Houston, TX 77002 (Address of principal executive offices) (Zip Code)

AMENDED AND RESTATED 1999 INCENTIVE AND NONSTATUTORY STOCK OPTION PLAN

STOCK OPTION AGREEMENT 2003—ARTHUR W. HOWARD
STOCK OPTION AGREEMENT 2003—RICHARD L. PAYNE
STOCK OPTION AGREEMENT 2003—LARRY R. WILKINS
STOCK OPTION AGREEMENT 2003—MATTHEW JONES
STOCK OPTION AGREEMENT 2003—KRISTIAN BINNION
STOCK OPTION AGREEMENT 2002—DAVID A. WILKINS

WARRANT AGREEMENT 2001—SUE DIPLEY
WARRANT AGREEMENT 2001—LARRY GARRISON
WARRANT AGREEMENT 2000—JOSEPH L. BURNETT
WARRANT AGREEMENT 2000—ROBERT SPAHR

2004 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN

2004 EMPLOYEE INCENTIVE PLAN (Full Title of the Plan)
Shane M. Bayless Vice President, Chief Financial Officer 1100 Louisiana, Suite 4400 Houston, TX 77002 (832) 204-2700 (Name, address and telephone number of agent for service)

Copy to:
David S. Elkouri
Hinkle Elkouri Law Firm LLC
2000 Epic Center, 301 North Main Street
Wichita, KS 67202-4820

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Stock	1,885,209(1)	$1.70—$18.00	$13,562,801.10	$1,718.41

(1)
This amount represents the maximum number of shares which are issuable (a) under certain outstanding warrants and employment inducement options listed below, (b) under restricted stock, incentive stock and options which have heretofore been granted (as listed below) or which may be granted in the future pursuant to the Amended and Restated 1999 Incentive and Nonstatutory Stock Option Plan, as amended (the "1999 Plan"), and (c) under restricted stock, incentive stock and options which have heretofore been granted or which may be granted in the future pursuant to the 2004 Non-Employee Director Incentive Plan (the "2004 Non-Employee Director Plan") and the 2004 Employee Incentive Plan (the "2004 Incentive Plan"). This amount includes 614,000 shares which are issuable under the following options, warrants, employment inducement options, restricted stock or incentive stock:

Name	No. Shares	Exercise Price
Kevin Lamle	500	$18.00
Kevin Lamle	2,000	$18.00
Kevin Lamle	500	$8.00
Michael Moser	5,000	$18.00
Joseph L. Burnett (warrants)	50,000	$16.76
Joseph L. Burnett	15,000	$15.40
Joseph L. Burnett	12,500	$8.00
Joseph L. Burnett	50,000	$2.00
Robert Spahr (warrants)	25,000	$18.00
Robert Spahr	15,000	$15.40
Robert Spahr	2,500	$8.00
Robert Spahr	12,500	$6.60
Gordia Cosby	5,000	$15.18
Gordia Cosby	2,500	$6.60
Larry Garrison (warrants)	5,000	$16.00
Larry Garrison	500	$8.00
David A. Wilkins	50,000	$3.80
David A. Wilkins	250,000	$2.60
Arthur W. Howard	25,000	$1.86
Richard L. Payne	37,500	$1.74
Larry R. Wilkins	5,000	$1.70
Matthew Jones	10,000	$2.86
Kristian Binnion	25,000	$2.72
Sue Dipley (warrants)	5,000	$15.00
Sue Dipley	500	$8.00
Sue Dipley	2,500	$6.60

Total No. of Options and Warrants:	614,000

        Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers any additional shares of common stock which may become issuable under the 1999 Plan, the 2004 Non-Employee Director Plan, the 2004 Incentive Plan or under any stock option or warrant agreements by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of shares of the outstanding common stock of the registrant.

(2)
In accordance with Rule 457(c) and (h), the maximum offering price and the calculation of the registration fee for the 321,209 shares which may be issued upon exercise of options not yet granted under the 1999 Plan, 200,000 shares which may be issued upon exercise of options or grant of shares of restricted stock or incentive stock not yet granted under the 2004 Non-Employee Director Plan, and 750,000 shares which may be issued upon exercise of options or grant of shares of restricted stock or incentive stock not yet granted under the 2004 Incentive Plan are based upon the average of the high ($8.05 per share) and low ($7.75 per share) prices for the Company's common stock on July 27, 2004, of $7.90 per share, as reported on The Nasdaq Stock Market. The registration fee with respect to 614,000 shares which are subject to outstanding options under the 1999 Plan, certain outstanding warrants, and certain employment inducement options is determined in accordance with Rule 457(h) on the basis of the exercise price of such outstanding options and warrants, as illustrated by the following:

Number of Shares Subject to Outstanding Options or Warrants	Offering Price Per Share	Aggregate Offering Price
5,000	$1.70	$8,500
37,500	$1.74	$65,250
25,000	$1.86	$46,500
50,000	$2.00	$100,000
250,000	$2.60	$650,000
25,000	$2.72	$68,000
10,000	$2.86	$28,600
50,000	$3.80	$190,000
17,500	$6.60	$115,500
16,500	$8.00	$132,000
5,000	$15.00	$75,000
5,000	$15.18	$75,900
30,000	$15.40	$462,000
5,000	$16.00	$80,000
50,000	$16.76	$838,000
32,500	$18.00	$585,000
614,000		$3,520,250

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

        * The documents containing the information specified in this Part I of Form S-8 (plan information, registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus (the "Section 10(a) Prospectus") that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act").

        Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus), and other documents required to be delivered to employees pursuant to Rule 428(b) are available without charge by contacting: Petrohawk Energy Corporation, 1100 Louisiana, Suite 4400, Houston, TX 77002, Attention: Chief Financial Officer. Our telephone number is 832-204-2700.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents filed by Petrohawk Energy Corporation, formerly Beta Oil & Gas, Inc., (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

  (a)
  The Company's annual report on Form 10-K/A for the fiscal year ended December 31, 2003, filed on April 20, 2004 (the "Company Annual Report");

  (b)
  All of the Company's other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the fiscal year covered by the Company Annual Report; and

  (c)
  Description of the Company's Common Stock contained in the Company's Registration Statement on Form S-1 (File No. 333-68381) dated July 1, 1999.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (such documents, and the documents listed above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not applicable.

Item 5.    Interests of Named Experts and Counsel.

        The opinion of counsel as to the legality of the securities being registered is given by Hinkle Elkouri Law Firm L.L.C. David S. Elkouri, a member of Hinkle Elkouri Law Firm L.L.C., is also the Secretary of the registrant.

Item 6. Indemnification of Directors and Officers.

        The Certificate of Incorporation and Bylaws of the Company limit the liability of directors and officers of the Company to the fullest extent permitted by Delaware law. Specifically, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Certificate of Incorporation of the Company provides that the directors of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions), or (iv) for any transaction from which the director derived an improper personal benefit.

        In addition, Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any officer or director against expenses incurred by him in connection with any action in which he is made a party by reason of his being or having been a director, officer, employee or agent of such corporation, provided that it is determined that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 145 also empowers a corporation to advance to an officer or director the expenses of defending claims upon receipt of his undertaking to repay any amount to which it is later determined he is not entitled. The Bylaws of the Company provide that the Company will indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person. The Company is required to indemnify a person in connection with a proceeding (or a part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Company.

        The above discussion of the Delaware General Corporation Law and of the Company's Certificate of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statute and the Company's Certificate of Incorporation and Bylaws. In addition, the Company may enter, from time to time, into indemnification agreements with its directors and officers.

        The Company has obtained a directors and officers liability insurance policy for the purposes of indemnification which covers all elected and appointed directors and officers of the Company up to $15,000,000 for each claim and $15,000,000 in the aggregate. The Company believes that the limitation of liability provisions in its Certificate of Incorporation and Bylaws, and the directors and officers liability insurance will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Company in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

Exhibit Number	Description of Document
3.1	Certificate of Incorporation of the Registrant
3.2	Certificate of Designation of 8% Cumulative Convertible Preferred Stock of the Registrant
3.3	Bylaws of the Registrant
4.1	Amended and Restated 1999 Incentive and Nonstatutory Stock Option Plan(1)
4.2	Amendment No. 1 to Amended and Restated 1999 Incentive and Nonstatutory Stock Option Plan(2)
4.3	Form of Stock Option Agreement
4.4	Form of Warrant Agreement
4.5	2004 Non-Employee Director Incentive Plan
4.6	2004 Employee Incentive Plan
5.1	Opinion of Hinkle Elkouri Law Firm LLC
23.1	Consent of Ernst & Young LLP
23.2	Consent of HEIN + ASSOCIATES LLP
23.3	Consent of Netherland, Sewell & Associates, Inc.
23.4	Consent of Ryder Scott Company, L.P.
23.5	Consent of Hinkle Elkouri Law Firm LLC (incorporated into Exhibit 5.1 hereto)
24.1	Power of Attorney (see page 7)

(1)
The Amended and Restated 1999 Incentive and Nonstatutory Stock Option Plan was filed as Annex E to the registrant's Proxy Statement relating to Merger or Acquisition, filed August 14, 2000, and is incorporated herein by reference.

(2)
Amendment No. 1 to the Amended and Restated 1999 Incentive and Nonstatutory Stock Option Plan was filed as Exhibit 10.45 to Beta's Quarterly Report on Form 10-Q for the Period Ended June 30, 2003 filed on August 13, 2003 and is incorporated herein by reference.

Item 9. Undertakings.

1.    The undersigned registrant hereby undertakes:

        (a)   To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

        (b)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 28th day of July 2004.

PETROHAWK ENERGY CORPORATION
By:	/s/ FLOYD C. WILSON Floyd C. Wilson President and Chief Executive Officer

Power of Attorney

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints FLOYD C. WILSON, and SHANE M. BAYLESS, his attorney-in-fact, with the full power of substitution and resubstitution, for him in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act necessary to be done in connection therewith, as fully to all interests and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their or his substitutes, may lawfully or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this report has been signed below by the following persons on behalf of the registrant and in capacities and on the dates indicated.

Signature	Title	Date

/s/ FLOYD C. WILSON Floyd C. Wilson	President, Chief Executive Officer, and Chairman of the Board of Directors (Principal Executive Officer)	July 28, 2004
/s/ SHANE M. BAYLESS Shane M. Bayless	Chief Financial Officer (Principal Financial and Accounting Officer)	July 28, 2004
/s/ ROBERT C. STONE, JR. Robert C. Stone, Jr.	Director	July 28, 2004
/s/ FLOYD C. WILSON Floyd C. Wilson	Director	July 28, 2004
/s/ TUCKER S. BRIDWELL Tucker S. Bridwell	Director	July 28, 2004
/s/ DANIEL RIOUX Daniel Rioux	Director	July 28, 2004
/s/ JAMES L. IRISH III James L. Irish III	Director	July 28, 2004
/s/ DAVID B. MILLER David B. Miller	Director	July 28, 2004
/s/ D. MARTIN PHILLIPS D. Martin Phillips	Director	July 28, 2004

EXHIBIT INDEX

        The following documents are included as exhibits to this Form S-8. Those exhibits incorporated by reference are so indicated by the information supplied with respect thereto. Those exhibits which are not incorporated by reference are filed herewith.

Exhibit Number	Description of Document
3.1	Certificate of Incorporation of the Registrant
3.2	Certificate of Designation of 8% Cumulative Convertible Preferred Stock of the Registrant
3.3	Bylaws of the Registrant
4.1	Amended and Restated 1999 Incentive and Nonstatutory Stock Option Plan(1)
4.2	Amendment No. 1 to Amended and Restated 1999 Incentive and Nonstatutory Stock Option Plan(2)
4.3	Form of Stock Option Agreement
4.4	Form of Warrant Agreement
4.5	2004 Non-Employee Director Incentive Plan
4.6	2004 Employee Incentive Plan
5.1	Opinion of Hinkle Elkouri Law Firm LLC
23.1	Consent of Ernst & Young LLP
23.2	Consent of HEIN + ASSOCIATES LLP
23.3	Consent of Netherland, Sewell & Associates, Inc.
23.4	Consent of Ryder Scott Company, L.P.
23.5	Consent of Hinkle Elkouri Law Firm LLC (incorporated into Exhibit 5.1 hereto)
24.1	Power of Attorney (see page 7)

(1)
The Amended and Restated 1999 Incentive and Nonstatutory Stock Option Plan was filed as Annex E to the registrant's Proxy Statement relating to Merger or Acquisition, filed August 14, 2000, and is incorporated herein by reference.

(2)
Amendment No. 1 to the Amended and Restated 1999 Incentive and Nonstatutory Stock Option Plan was filed as Exhibit 10.45 to Beta's Quarterly Report on Form 10-Q for the Period Ended June 30, 2003 filed on August 13, 2003 and is incorporated herein by reference.

QuickLinks

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
  Item 1. Plan Information.
  Item 2. Registrant Information and Employee Plan Annual Information.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed
  Item 8. Exhibits
  Item 9. Undertakings.
SIGNATURES
Power of Attorney
EXHIBIT INDEX